Exhibit 10.48

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into June 1, 2014 by and between PEAK RESORTS, INC., a Missouri corporation (the “Company”) and RICHARD DEUTSCH (“Executive”).

The parties hereto agree as follows:

1.                                      Employment.

(a)                                 The Company hereby employs Executive to serve as the Chief Executive Officer and President of the Company on the terms and conditions set forth herein. In such capacity, Executive shall have the responsibilities normally associated with such position, subject to the direction and supervision of the Board of Directors of the Company (the “Board”). Executive shall also serve as a member of the Board.

(b)                                 Executive accepts employment hereunder and agrees that, during the term of Executive’s employment, Executive will observe and comply with the policies and rules of the Company and devote substantially all Executive’s time during normal business hours and best efforts to the performance of Executive’s duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of Executive’s ability. Executive further agrees that, during the term of this Agreement, Executive will not, without the prior written consent of the Board, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Executive’s personal services. This restriction shall not preclude Executive from having passive investments, and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with Executive’s obligations hereunder), in any business or enterprise that is not in competition with any business or enterprise of the Company or any of its parents, subsidiaries or affiliates (collectively, the “Companies”). This Agreement shall not limit Executive’s community or charitable activities so long as such activities do not impair or interfere with Executive’s performance of the services contemplated by this Agreement.

2.                                      Compensation.

For all services rendered by Executive to or on behalf of the Companies, the Company shall provide or cause to be provided to Executive, subject to making any and all withholdings and deductions required of the Company or its affiliates by law with all other income tax consequences being borne by Executive, the following:

(a)                                 Base Salary.  Executive shall receive a base salary of Four Hundred Sixteen thousand and 00/100 Dollars ($416,000.00) per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company, and net of applicable withholding and deductions. Executive’s Base Salary and any bonus to be paid, shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”).  For clarification, no bonus shall be paid in FY 2015. Any increases in such Base Salary and/or bonus shall be at the sole discretion of the Compensation Committee, and Executive acknowledges that the Compensation Committee is not obligated to grant any increases to Base Salary or award any

Executive Employment Agreement — Richard Deutsch

Peak Resorts, Inc.

bonuses. The Base Salary shall not be lowered during the term of this Agreement without Executive’s written consent.

(b)                                 Compensation Plans.  Executive shall be eligible to participate in any incentive, equity or other compensation plans as the Company may implement relative to executive officers and receive cash, equity or other awards as the Compensation Committee and Board of Directors deem appropriate, in their discretion.

(c)                                  Expense Reimbursement.  Executive shall have a travel and entertainment budget that is reasonable in light of Executive’s position and responsibilities and shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by Executive thereunder upon submission of appropriate documentation thereof in compliance with applicable Company policies.

3.                                      Term and Termination.

(a)                                 Term. The effective date of this Agreement shall be June 1, 2014 (“Employment Commencement Date”). Unless terminated earlier, the term of this Agreement shall be for the period commencing with the Employment Commencement Date and continuing through May 31, 2017 and shall thereafter be automatically renewed for successive one-year periods unless, no later than 60 days before the expiration of the then-current term, either Executive or the Company gives the other written notice of non-renewal, in which case this Agreement shall expire upon the conclusion of the then-current initial or renewal term.

(b)                                 Termination for Cause.  The Company may terminate this Agreement at any time for “Cause”. For purposes of this Agreement, “Cause” shall mean (i) any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of the Company’s Code of Ethics and Business Conduct that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of any of the Companies; (iii) gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of any of the Companies, and any acts that violate any policy of the Company relating to discrimination or harassment; (iv) commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contedere to a felony or a crime involving moral turpitude; or (v) any action involving a material breach of the terms of the Agreement including material inattention to or material neglect of duties and Executive shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof. In the event of a termination for Cause, Executive shall be entitled to receive only Executive’s then-current Base Salary through the date of such termination. Further, Executive acknowledges that in the event of such a termination for Cause, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under any plan in which Executive is then participating or any unvested shares or portions of any equity grant not yet vested (including RSUs, SARs, stock options or any other form of equity or long-term incentive) made by the Company to Executive concurrent with or subsequent to the execution of the Original Agreement under any equity compensation plan of the Company (“Unvested Equity Grants”).

(c)                                  Termination Without Cause. The Company may terminate this Agreement at any time without Cause, by giving Executive written notice specifying the effective date of such termination. In the event of a termination without Cause Executive shall be entitled to receive Executive’s then-current Base Salary through the effective date of such termination. Additionally, provided that Executive and the Company execute (and, if applicable, thereafter not revoke) a written release in connection with such termination substantially in the form attached hereto as Annex I (the “Mutual Release”), Executive shall also be entitled to receive (i) if entitled to receive a bonus as may be determined by the Compensation Committee or Board of the Company, a pro-rated bonus for the portion of the Company’s fiscal year through the effective date of such termination, which prorated bonus shall, if applicable, be based on applying the level of achievement of the performance targets (with respect to both Executive and the Companies) to Executive’s target bonus for the year of such termination payable in a lump sum at the same time as bonuses are paid to the Company’s senior executives generally (the “Pro-Rated Bonus”), and (ii) twenty-four (24) months of Executive’s then current Base Salary payable in a lump sum. For the purposes of this section, any written notice of nonrenewal given by the Company pursuant to Section 3(a) of this Agreement shall be deemed termination without Cause. Any payment to Executive made pursuant hereto shall be paid to Executive no later than the date that is two and a half months following the calendar year in which such termination without Cause occurs.  In addition, provided that the Mutual Release has been executed, all Unvested Equity Grants shall automatically become fully vested upon termination pursuant to this Section 3(c).

(d)                                 Termination.  By Executive For Good Reason. Executive shall be entitled to terminate this Agreement at any time for “Good Reason” by giving the Company written notice of such termination.  For purposes of this Agreement, “Good Reason” shall mean (i) the Company has breached its obligations hereunder in any material respect, (ii) the Company has decreased Executive’s then current Base Salary, and/or (iii) the Company has effected a material diminution in Executive’s reporting responsibilities, authority, or duties as in effect immediately prior to such change; provided, however, that Executive shall not have the right to terminate this Agreement for Good Reason unless:  (A) Executive has provided written notice to the Company of its intent to terminate the Agreement under this provision and identify the specific condition Executive believes to constitute “Good Cause”; (B) the Company has been given at least 30 days after receiving such notice to cure such condition; and (C) the Company fails to reasonably cure the condition. In such event, provided that Executive and the Company have executed (and, if applicable, thereafter not revoked) the Mutual Release, Executive shall be entitled to receive (i) Executive’s then current Base Salary through the effective date of such termination, (ii) if entitled to receive a bonus as may be determined by the Compensation Committee or Board of Directors of the Company, a Pro-Rated Bonus, and (iii) Twenty-Four (24) months of Executive’s then current Base Salary payable in a lump sum.  Any payment to Executive made pursuant hereto shall be paid to Executive no later than the date that is two and a half months following the calendar year in which such termination for Good Reason occurs. In addition, provided that the Mutual Release has been executed, all Unvested Equity Grants, if any, shall automatically become fully vested upon termination pursuant to this Section 3(d).

(e)                                  Termination By Executive Without Good Reason.  Executive may also terminate this Agreement at any time without Good Reason by giving the Company at least sixty (60) days’ prior written notice.  In such event, Executive shall be entitled to receive only

Executive’s then-current Base Salary through the date of termination.  Further, Executive acknowledges that in the event of such a termination without Good Reason, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under any incentive compensation plan in which Executive is then participating.

(f)                                   Termination Due To Disability.  In the event that Executive becomes “Totally and Permanently Disabled” (as reasonably determined by the Board acting in good faith), the Company shall have the right to terminate this Agreement upon written notice to Executive.  In the event of a termination under this section, Executive shall be entitled to receive Executive’s then-current Base Salary through the effective date of such termination. Additionally, provided, however, that in the event that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, Executive shall also be entitled to receive (i) if entitled to receive a bonus as may be determined by the Compensation Committee or Board of Directors of the Company, a Pro-Rated Bonus, and (ii) Executive’s then-current Base Salary, net of short term disability payments remitted to Executive by the Company pursuant to the Company’s Short-Term Disability Plan, through the earlier of (y) the scheduled expiration date of this Agreement (but in no event less than twelve (12) months from the date of disability) or (z) the date on which Executive’s long-term disability insurance payments commence.  In addition, provided that the Mutual Release has been executed, all Unvested Equity Grants, if any, shall automatically become fully vested upon termination pursuant to this Section 3(f).

(g)                                  Termination Due To Death.  This Agreement shall be deemed automatically terminated upon the death of Executive. In such event, Executive shall be entitled to receive Executive’s then-current Base Salary through the effective date of such termination. Additionally, provided, however, Executive’s personal representative and the Company execute a release substantially in the form of the Mutual Release, Executive’s personal representative shall be entitled to receive, if entitled to receive a bonus as may be determined by the Compensation Committee or Board of Directors of the Company, a Pro-Rated Bonus. In addition, provided that the Mutual Release has been executed, all Unvested Equity Grants, if any, shall automatically become fully vested upon termination pursuant to this Section 3(g).

(h)                                 Other Benefits.  Upon Executive’s termination pursuant to Sections 3(c) or (d), and, in the event that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, the Company agrees to pay Executive, in lump sum, one year’s COBRA premiums for continuation of health and dental coverage in existence at the time of such termination, as determined as of Executive’s date of termination. This payment will be remitted to Executive at the same time that Executive is paid pursuant to Sections 3(c) and (d). Except as expressly set forth in this Section 3, Executive shall not be entitled to receive any compensation or other benefits in connection with the termination of Executive’s employment.

(i)                                     Termination in Connection with a Change in Control.  In the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason or notice by the Company of non-renewal of this Agreement, all within three hundred sixty-five (365) days of a consummation of a Change in Control of the Company and provided that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the effective date of such termination or non-renewal, (ii) if entitled to receive a bonus as may be determined by the Compensation Committee or Board of Directors of the Company, a Pro-Rated Bonus, (iii) a lump sum payment equal to twenty-four (24) months of Executive’s then current Base Salary plus an amount equal to the cash bonus paid to Executive in the prior calendar year, if any, payable no later than the date that is two and a half months following the calendar year in which such termination or non-renewal occurs, and (iv) to the extent not already vested, full vesting of all Unvested Equity Grants, if any.  For purposes of this Agreement, “Change in Control” shall mean an event or series of events by which:

(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis;

(B) a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by members of the Board of Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election;

(C) any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or

(D) the Company sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).

(j)                                    Provisions of Agreement that Survive Termination. No termination of this Agreement shall affect any of the rights and obligations of the parties hereto under Sections 4, 5, 6 and 7, and such rights and obligations shall survive such termination in accordance with the terms of such sections.  In the event an enforcement remedy is sought under Sections 4, 5, 6 or 7, the time periods provided for in those Sections shall be extended by one day for each day Employee failed to comply with the restriction at issue.

4.                                      Restrictive Covenants.

(a)                                 Executive covenants and agrees that during Executive’s employment with the Company and for a period of two (2) years following the termination of this Agreement, for any reason, Executive will not, except with the prior written consent of the Board, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in a “Competing Enterprise,” which is defined as an entity whose operations are conducted within the ski industry in North America.  For the sake of clarity, real estate companies which are not owned, directly or indirectly, by an entity in the ski industry are not considered a Competing Enterprise for the purposes of this Agreement, and an entity shall not be deemed to be “in the ski industry” solely by virtue of developing residential or lodging facilities which may be in or near ski areas or used in whole or part by skiers.

The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.

(b)                                 Executive agrees that the Company’s employees are a valuable resource to the Company. Accordingly, Executive covenants and agrees that, during Executive’s employment with the Company and for the period of two (2) years following the termination of this Agreement, for any reason, Executive will not, directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for the benefit of Executive or for any other person or entity.

(c)                                  Executive recognizes that information about the Company’s customers and clients is Confidential Information and may be a trade secret of the Company.  Accordingly, Executive covenants and agrees that, during Executive’s employment with the Company and for the period of two (2) years following the termination of this Agreement, for any reason, Executive will not, directly or indirectly service, call on, solicit, divert or take away, any Covered Clients or Customers of Company.  For purposes of this Agreement, “Covered Clients or Customers” means those persons or entities: (a) that Company has provided services to, and (b) that Executive either had contact with (either directly or indirectly) or received Confidential Information about.

(d)                                 Executive acknowledges that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in terms of duration, scope and geographic area; are necessary to protect the legitimate business interests of the Company; and are a material inducement to the Company to enter into this Agreement.

(e)                                  In the event Executive breaches any provision of Section 4, in addition to any other remedies that the Company may have at law or in equity, Executive shall promptly reimburse the Company for any severance payments received from, or payable by, the Company. In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to Executive.

5.                                      Document Return; Resignations.

(a)                                 Upon termination of Executive’s employment hereunder for any reason, or upon the Company’s earlier request, Executive agrees that Executive shall promptly surrender to the Company all letters, papers, documents, instruments, records, books, products, data and work product stored on electronic storage media, and any other materials owned by any of the Companies or used by Executive in the performance of Executive’s duties under this Agreement.

(b) Upon termination of Executive hereunder for any reason, Executive agrees that Executive shall be deemed to have resigned from all officer, director, management or board positions to which Executive may have been elected or appointed by reason of Executive’s employment or involvement with the Company, specifically including but not limited to the Board, the boards of any of the Companies and any other boards, districts, homeowner and/or industry associations in which Executive serves as a result of or in his capacity as Chief Executive Officer and President (collectively, the “Associations”).  Executive agrees to promptly execute and deliver to the Company or its designee any other document, including without limitation a letter of resignation, reasonably requested by the Company to effectuate the purposes of this Section 5(b).  If the Company is unable, after reasonable effort, to secure Executive’s signature on any document that the Company deems to be necessary to effectuate the purposes of this Section 5(b), Executive hereby designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute, verify and submit to any appropriate third party any such document, which shall thereafter have the same legal force and effect as if executed by Executive.

6.                                      Confidentiality and Assignment of Intellectual Property.

(a) During Executive’s employment with the Company, and at all times following the termination of Executive’s employment hereunder for any reason, Executive shall not use for Executive’s own benefit or for the benefit of any subsequent employer, or disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Companies or the Associations, other than as reasonably necessary to perform Executive’s duties under this Agreement.  As used herein, the term “Confidential Information” includes budgets, business plans, strategies, analyses of potential transactions, costs, personnel data, and other proprietary information of the Company that is not in the public domain.

(b) For purposes of this Section 6(b), “Company Inventions” means all ideas, processes, trademarks and service marks, inventions, discoveries, and improvements to any of the foregoing, that Executive learns of, conceives, develops or creates alone or with others during Executive’s employment with the Company (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to:  (i) the Company’s business, products or services; or (ii) work performed for the Company by Executive or any other Company employee, agent or contractor; or (iii) the use of the Company’s property or time; or (iv) access to the Company’s Confidential Information. Executive hereby assigns to the Company Executive’s entire right, title and interest in all Company Inventions, which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection.  Executive also acknowledges that all original works of authorship that are made by Executive (solely or jointly with others), within the scope of Executive’s employment with the Company, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§. 101, et seq.).  To the extent that any such works, by operation of law, cannot be “works made for hire,” Executive hereby assigns to Company all right, title, and interest in and to such works and to any related copyrights. Executive shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its sole discretion to be necessary to carry out the intentions of this paragraph.

7.                                      Non-Disparagement.

Following the termination of Executive’s employment hereunder for any reason, Executive agrees that Executive shall not make any statements disparaging of any of the Companies, their respective boards, their businesses, and the officers, directors, stockholders, or employees of any of the Companies or the Associations. In response to inquiries from prospective employers, which shall be referred by Executive only to the Chief Executive Officer of the Company, the Company shall confirm only dates of employment, job title, and job responsibilities. Subject to the terms of this Section 7, Executive, as appropriate, may respond truthfully to inquiries from prospective employers of Executive, and the Company and Executive may respond truthfully as may be required by any governmental or judicial body acting in its official capacity. Nothing in this Agreement shall prohibit Executive from responding to a subpoena, court order or similar legal process; provided, however, that prior to Executive making any disclosures required by a subpoena or other court order relating to the Company, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8.                                      Non-Assignability.

It is understood that this Agreement has been entered into personally by the parties.  Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that the Company may assign this Agreement to any parent, subsidiary, affiliate or successor corporation.

9.                                      Injunctive Relief.

Executive acknowledge that the remedy at law for any violation or threatened violation of Sections 4, 5, 6, 7 and/or 8 of this Agreement may be inadequate and that, accordingly, the Company would by reason of such breach, or threatened breach, be entitled to (i) injunctive relief by temporary restraining order, temporary injunction and/or permanent injunction in a court of appropriate jurisdiction without the need to post bond or other surety, (ii) recovery of all attorney’s fees and costs incurred by the Company in obtaining such relief; and (iii) any other legal and equitable relief to which the Company may be entitled, including without limitation any and all monetary damages which the Company may incur as a result of said breach or threatened breach.  The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Agreement. For purposes of such injunctive relief, Executive irrevocably agrees that any legal action or proceeding for injunctive or other equitable relief shall be brought and determined exclusively in state and federal courts located in St. Louis Missouri.  Executive irrevocably submits with regard to any such action or proceeding for Executive, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that Executive will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that party is not personally subject to the jurisdiction of the above-named courts for any reason, and (b) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.                               Indemnification.

The Company agrees that it shall indemnify and hold harmless Executive in connection with legal proceedings seeking to impose liability on Executive in such Executive’s capacity as a director, officer or employee of the Companies to the fullest extent permitted under the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  In furtherance thereof, the Company and Executive each agree to execute and deliver an Indemnification Agreement by and between the Company and Executive, attached hereto as Exhibit A and incorporated herein by reference, concurrently with the execution and delivery of this Agreement.  To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern.  Further, Executive shall be entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other senior executives of the Companies.  However, in order to receive indemnification under this provision, (i) Executive must notify the Company immediately, in writing, of any legal proceedings seeking to impose liability on Executive in such Executive’s capacity as a director, officer or employee of the Company and (ii) is not permitted to settle any claims without written consent from the Company.

11.                               Complete Agreement.

Except as to any prior intellectual property, non-competition, non-solicitation and non-disclosure covenants or agreements entered into between the Company and Employee, this Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between the Company and Executive including the Original Agreement which is replaced in its entirety.  Nothing herein is intended to limit any rights or duties Executive has under the terms of any applicable incentive compensation, benefit plan or other similar agreements.

12.                               Disputes.

Notwithstanding Section 9 reserving the right to seek injunctive relief, the agreement under this section is made in accordance with R.S.Mo. §435.350 et seq. and the Parties acknowledge and agree it shall be binding upon them. This section of this Agreement will be enforceable for the duration of Executive’s employment with Company, and thereafter with respect to any such claims arising from or relating to Executive’s employment or cessation of employment with Company.  THE PARTIES ACKNOWLEDGE THAT THEY MUST ARBITRATE ALL SUCH EMPLOYMENT-RELATED CLAIMS, AND THAT THEY MAY NOT FILE A LAWSUIT IN COURT, OTHER THAN FOR THE PURPOSES OF SEEKING INJUNCTIVE RELIEF UNDER SECTION 9.

All disputes relating to or arising from this Agreement and/or Executive’s employment with the Company shall be resolved, upon written request by either party, by final and binding arbitration by the American Arbitration Association in St. Louis, Missouri (“AAA”) in accordance with the AAA Arbitration Rules and Procedures as in effect at the time of the arbitration. The AAA arbitration fees shall be paid equally by the parties hereto.  Arbitration hereunder shall take place before one AAA arbitrator mutually agreed upon by the parties within 30 days of the written request for arbitration.  If the parties are unable or fail to agree upon the arbitrator within such time, the parties shall submit a request at the end of such period to AAA to select the arbitrator within 15 days thereafter.  The arbitration and determination rendered by the AAA arbitrator shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof (and such judgment enforced, if necessary, through judicial proceedings).  It is understood and agreed that the arbitrator shall be specifically empowered to designate and award any remedy available at law or in equity, including specific performance.  The arbitrator may award costs and expenses of the arbitration proceeding (including, without limitation, reasonable attorneys’ fees) to the prevailing party. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

13.                               Amendments.

Any amendment to this Agreement shall be made only in writing and signed by each of the parties hereto.

14.                               Governing Law.

The internal laws of the State of Missouri law shall govern the construction and enforcement of this Agreement.

15.                               Notices.

Any notice required or authorized hereunder shall be deemed delivered when deposited, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

If to Executive:	With a copy to:

Richard Deutsch	Steven M. Stone, Esq.
P.O. Box 445	Stone, Leyton & Gershman, P.C.
West Dover, VT 05356	7733 Forsyth Blvd., Ste. 500
St. Louis, MO 63105

If to Company:	With a copy to:

Peak Resorts, Inc.	David L. Jones, Esq.
17409 Hidden Valley Drive	Sandberg Phoenix & von Gontard P.C.
Wildwood, MO 63025	120 S. Central Ave., Ste. 1500
St. Louis, MO 63105

16.                               Code Section 409A.

(a)                                 This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related U.S. Treasury regulations or pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.  Any reference to an Executive’s termination of employment shall mean a cessation of the employment relationship between the Executive and the Company which constitutes a “separation from service” as determined in accordance with Section 409A.

(b)                                 Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Executive’s employment with the Company, as a result of such termination, Executive would receive any payment that, absent the application of this Section 16 would be subject to interest and additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made prior to the date that is the earliest of (1) 6 months after the date of termination of Executive’s employment, (2) Executive’s death, or (3) such other date as will cause such payment not to be subject to such interest and additional tax.

17.                               Excise Tax.

(a)                                 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company or its subsidiaries to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 17) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the excess, if any, of (i) the Excise Tax imposed upon the Payments, and (ii) the Excise Tax, if any, that would have been imposed on the Payments if the Executive had not served as a non-employee director of the Company prior to the Effective Date (and, therefore, Executive’s non-employee director compensation had not been taken into account in the Excise Tax computation).  The payment of a Gross-Up Payment under this Section 17(a) shall not be conditioned upon Executive’s termination of employment.  Notwithstanding the foregoing provisions of this Section 17, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 2800 of the Code does not exceed the Safe Harbor Amount (as defined in the following sentence) by more than $100,000, then no Gross-up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount.  The “Safe Harbor Amount” is the greatest amount of payments in the nature of compensation that are contingent on a Change in Control for purposes of Section 280G of the Code that could be paid to Executive without giving rise to any Excise Tax.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash payments under Section 3.  For purposes of reducing the payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable under this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 17(a).

(b)                                 Subject to the provisions of Section 17(c), all determinations required to be made under this Section 17, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by the Company’s independent auditors or such other accounting firm agreed by the parties hereto (the “Accounting Firm”), which shall provide detailed supporting calculations to the Company within 15 business days after the receipt of notice from the Company that Executive has received a Payment, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by Executive shall be made on the basis of substantial authority.  The Company will promptly provide copies of such supporting calculations to Executive.  The Initial Gross-Up Payment, if any, as determined pursuant to this Section 17(b), shall be paid to Executive (or for the benefit of the Executive to the extent of the Company’s withholding obligation with respect to applicable taxes) no later than the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination.  If the Accounting firm determines that no Excise Tax is payable by Executive, it shall furnish the Company with a written opinion that substantial authority exists for Executive not to report any Excise Tax on his Federal income tax return and, as a result, the Company is not required to withhold Excise Tax from payments to Executive.  The Company will promptly provide a copy of any such opinion to Executive.  Any determination by the Accounting Firm meeting the requirements of this Section 17(b) shall be binding upon the Company and Executive.  As a result of the uncertainly in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 17(c) and Executive thereafter is required to make a payment of Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such

Underpayment shall be promptly paid by the Company to or for the benefit of Executive.  The fees and disbursements of the Accounting Firm shall be paid by the Company.

(c)                                  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but not Later than ten business days after Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such Claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 17(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance (except that if such a loan would not be permitted under applicable law, the Company may not direct Executive to pay the claim and sue for a refund); and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 17(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements to Section 17(c)) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 17(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

18.                               No Duty to Mitigate.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

19.                               Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

20.                               Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

21.                               Construction.

Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate this Agreement’s terms and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against this Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

22.                               Severability and Modification by Court.

If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable.  To the extent that any such court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest extent allowed by law from unfair competition, unfair solicitation and/or the misuse or disclosure of its confidential information and records containing such information.

[Signature Page to follow.]

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of the date first written above.

PEAK RESORTS, INC.:

By:	/s/ Stephen J. Mueller
Stephen J. Mueller, Vice-President

EXECUTIVE:

/s/ Richard Deutsch
RICHARD DEUTSCH

Annex I

MUTUAL RELEASE

This mutual release (this “Release”) is entered into as of this day of             , 20         (the “Release Date”) by                                          (“Employee”), on the one hand and Peak Resorts, Inc. (“Peak”) on the other hand.

1.                                      Reference is hereby made to Executive Employment Agreement, dated , 20       (the “Executive Employment Agreement”) by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Employee and Peak. Capitalized terms used but not defined herein have the meanings ascribed to them in Executive Employment Agreement.

2.                                      Employee, for him, his spouse, heirs, executors, administrators, successors, and assigns, hereby releases and discharges Peak and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, that Employee or his spouse, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date. Employee acknowledges and agrees that this Release is intended to and does cover, but is not limited to: (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and rescission periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment and/or Employee’s separation from Peak including, but not limited to, any claims in the nature of tort or contract claims, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, and/or breach of covenant of good faith and fair dealing. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release.  It is the intent of the parties that, by this Release, Employee is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred.  Employee accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

3.                                      Peak hereby releases and discharges Employee, his spouse, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, that Peak ever had or may have at any time through the Release Date.  Peak acknowledges and agrees that this Release is intended to and does cover, but is not limited to: (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment and/or Employee’s separation from Peak, and (ii) any claim for attorneys’ fees, costs, disbursements, or other like expenses.  The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release.  It is the intent of the parties that, by this Release, Peak is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred.  Peak accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

4.                                      This Release shall in no event (i) apply to any claim by either Employee or Peak arising from any breach by the other party of its obligations under Executive Employment Agreement occurring on or after the Release Date, (ii) waive Employee’s claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Employee’s employment under the terms of Executive Employment Agreement, or (iii) waive Employee’s right to indemnification under the by-laws of the Company.

5.                                      Enforceability of Release:

(a)                                 You acknowledge that you have been advised to consult with an attorney before signing this Release.

(b)                                 You acknowledge the adequacy and sufficiency of the consideration outlined in Executive Employment Agreement for your promises set forth in this Release and that the Company is not otherwise obligated to pay such sums.

(c)                                  You acknowledge that you have been offered at least twenty-one (21) days to consider this Release, that you have read Executive Employment Agreement and this Release, and understand its terms and significance, and that you have executed this Release and with full knowledge of its effect, after having carefully read and considered all terms of this Release and, if you have chosen to consult with an attorney, your attorney has fully explained all terms and their significance to you.

(d)                                 You hereby certify your understanding that you may revoke this Release, as it applies to you, within seven (7) days following execution of this Release and that this Release shall not become effective or enforceable until that revocation period has expired.  Any revocation should be sent, in writing, to Peak Resorts, Inc., 17409 Hidden Valley Drive, Wildwood, MO  63025, with a copy to:  David L. Jones, Esq., Helfrey, Neiers & Jones, P.C., 120 S. Central Ave., Ste. 1500, St. Louis, MO 63105.  You also understand that, should you revoke this Release within the seven-day period, this Release, as it applies to you, would be voided in its entirety and the sums set forth in Executive Employment Agreement would not be paid or owed to you.

6.                                      This Mutual Release shall be effective as of the eighth day following the Release Date and only if executed by both parties.

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

RICHARD DEUTSCH	PEAK RESORTS, INC.

By:

Date:	Date: